Exhibit 10.23

Execution Version

ASSET PURCHASE AGREEMENT

by and among

LIFE ESSENCE, INC.,

and

PATIENT CENTRIC OF MARTHA’S VINEYARD LTD.,

dated as of

October 1, 2020

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 1, 2020 (the “Agreement Date”), is entered into by and among Life Essence, Inc., a Massachusetts corporation (“Buyer”), and Patient Centric of Martha’s Vineyard Ltd., a Massachusetts corporation (“Seller”).

RECITALS

WHEREAS, Seller intends to engage in the business of operating a marijuana retailer dispensary (the “Business”) at the premises known as 85 Worcester Road, Framingham, MA 01701 (the “Premises”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and certain specified liabilities of Seller used in or necessary solely for the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and exclusively relate to the Business (collectively, the “Purchased Assets”), in each case free and clear of all mortgages, liens, charges, pledges, security interests, claims and other encumbrances (collectively, “Encumbrances”):

(a) The provisional adult use marijuana retailer license to operate as a “Marijuana Product Retailer” as defined by 935 CMR 500, as the same may be amended, modified or supplemented, issued by the Cannabis Control Commission (“CCC”) for use at the Premises (the “License”), as issued to Buyer in accordance with Section 5.02(d).

(b) All state and local governmental authorizations associated with and/or required to hold, maintain, and operate the License held by Seller, including, without limitation, the following:

(i) the executed Host Community Agreement, dated November 20, 2019, between Seller and the City of Framingham, as defined in Massachusetts General Law Annotated, chapter 94G, section 3(d), as the same may be amended, modified or supplemented (an “HCA”), as lawfully assigned by the City of Framingham to Buyer in accordance with Section 5.02(d); and

(ii) the approved Minor Site Plan in accordance with Section VI.F.2.c of the Framingham Zoning Bylaws (the “Site Plan”).

(c) Seller’s commercial lease agreement for the Premises, described in Schedule 1.01(c) hereto (the “Lease”), as approved by Buyer in accordance with Section 5.02(d)(ii).

(d) The engineering, architectural and security plans prepared in connection with or relating to the Business, as set forth on Schedule 1.01(d) hereto.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any cash or any of the other assets other than the Purchased Assets (collectively, the “Excluded Assets”).

Section 1.03 Limited Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations with respect to the Assigned Contracts (i) to the extent arising after the Closing (as defined herein), and (ii) to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise (the “Excluded Liabilities”), which shall include, but not be limited to (i) any claim, action, suit, proceeding or governmental investigation (collectively, any “Action”) prior to or at the Closing; (ii) (A) any Liability of Seller for Taxes, (B) any Taxes arising as a result of the operation of the Business or the leasing, ownership, operation or use of the Purchased Assets prior to the Closing, including Straddle Period Taxes allocated to the Pre-Closing Tax Period, as determined under Section 5.05(b), (C) any Transfer Taxes, as provided in Section 5.02(c), and (D) any liability of Seller for the Taxes of any Person as a transferee or successor, by contract, or otherwise; (iii) any obligation or liability to any Person for any broker’s, finder’s, agent’s or similar fee (whether in connection with the transactions contemplated by this Agreement or otherwise); and (iv) any other liability of Seller, in the case of each of (i)-(iv) whether or not disclosed.

Section 1.04 Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be equal to $4,750,000 (the “Purchase Price”). Buyer shall pay the Purchase Price at the Closing (as defined herein) by issuance of that number of Buyer Shares equal to the quotient of (A) the Purchase Price, as adjusted by this Section 1.04, divided by (B) the Closing Buyer Share Price, rounded down to the nearest whole share (the “Share Consideration”); provided, however, that a portion of the Share Consideration with a value equal to the Holdback Amount (based on the Closing Buyer Share Price) shall be subject to the terms of Section 1.05.For purposes of the determining the Purchase Price, the following definitions shall apply:

(i) “Buyer Shares” means Subordinate Voting Shares of Trulieve Cannabis Corp. (“Buyer Parent”) that are traded on the CSE.

(ii) “Closing Buyer Share Price” means the volume-weighted average price of Common Shares of Buyer Parent on the CSE for each trading day during the ten (10) consecutive trading days immediately preceding the Agreement Date (subject to appropriate adjustment in the event of any conversion, stock split, dividend, combination or other similar recapitalization). The Closing Buyer Share Price shall be expressed in U.S. dollars, calculated using the exchange rate published by the Bank of Canada at https://www.bankofcanada.ca/rates/exchange/daily-exchange-rates/ for the day that is two (2) business days prior to the Agreement Date.

(iii) “CSE” means the Canadian Securities Exchange.

Section 1.05 Holdback. Seller and Buyer agree that a number of Buyer Shares valued at $200,000 (based on the Closing Buyer Share Price) (the “Holdback Amount”) shall be retained by Buyer and Buyer Parent until the date that is six (6) months following the Closing (the “Holdback Release Date”). The Holdback Amount shall constitute partial security for the satisfaction of claims made by Buyer or any Buyer Affiliate under Section 7.02. If, on the Holdback Release Date, there are any claims that have been notified to Seller and are being actively pursued by Buyer pursuant to and in accordance with Article VII (any such claims, “Unresolved Claims”), Buyer and Buyer Parent may retain, solely until such Unresolved Claims are resolved or satisfied, such portion of the Holdback Amount as it determines would be necessary to satisfy such Unresolved Claims (the “Retained Holdback Amount”), which Retained Holdback Amount shall equal the lesser of (a) the portion of the Holdback Amount then remaining or (b) the amount of the damages sought in connection with such claim(s), as determined in good faith by Buyer in accordance with the terms and conditions of Article VII. In accordance with this Section 1.05, Buyer Parent is authorized to instruct its transfer agent to include a notation on the Buyer Shares constituting the Holdback Amount indicating that such Buyer Shares: (i) may not be sold, transferred or otherwise disposed of without Buyer Parent’s consent and (ii) are subject to the terms of this Agreement (including Buyer’s indemnification rights pursuant to Section 7.05(b)). Subject to the terms and conditions of this Section 1.05, Buyer Parentshall instruct its transfer agent to remove such notation (i) on the Holdback Release Date, with respect to the portion of the Holdback Amount in excess of the Retained Holdback Amount, if any, and (ii) on the date any Unresolved Claim is resolved or satisfied without exhausting the Retained Holdback Amount, with respect to such portion of the Retained Holdback Amount that is in excess of the amount necessary to satisfy any Unresolved Claims.

Section 1.06 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price (including the Assumed Liabilities and all other capitalized costs, as appropriate) shall be allocated in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign Tax law, as may be applicable), among the Purchased Assets for all purposes (including Tax and financial accounting). Seller and Buyer agree that the allocation provided for under this Section 1.06 may subsequently be adjusted by Buyer in accordance with Section 1060 of the Code, which adjustment to the allocations shall be provided by Buyer to Seller for Seller’s review and comment (with any such comments by Seller to be considered by Buyer in good faith). Buyer and Seller shall file, and cause any of their respective Tax preparers or other representatives to file, all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.07 Withholding Tax. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable in respect of the Purchased Assets or any other payments made pursuant to this Agreement such amount, if any, as Buyer determines in good faith is required to be deducted and withheld with respect to the making of such payment under applicable law, and be entitled to collect any necessary Tax forms for avoiding such withholding, including IRS Form W-9, or any similar information, from Seller and any other recipient of any payment hereunder. To the extent that amounts are so withheld (or caused to be withheld) and paid to the appropriate governmental authority, such withheld amounts shall be treated for all purposes as having been paid to Seller or such other recipient, as applicable, in respect of which such deduction and withholding was made.

Section 1.08 Transfer of Acquired Assets and Assumed Liabilities. The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall include the agreements and instruments referred to in Section 2.02(a)(i), which shall be executed and delivered no later than at or as of the Closing. The Assumed Contracts and the Assumed Liabilities shall be assigned and assumed, at or as of the Closing, pursuant to such agreements and instruments as may be mutually agreed by the parties thereto and Buyer. From time to time after the Closing, upon the reasonable request of Buyer, Seller shall execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer and to place Buyer in possession and control of, the Purchased Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect thereto. From time to time after the Closing, Buyer shall take such actions as Seller may reasonably request in order to assure Buyer’s assumption of the Assumed Liabilities.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the satisfaction or waiver in accordance with Section 9.09 of each of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures, on a date mutually agreed by Buyer and Seller, as soon as practicable, but in no event later than 12:00 p.m. Boston, Massachusetts time on the second business day after the date on which each of the conditions set forth in Article VI has been satisfied or waived in accordance with Section 9.09, or at such other place, at such other time or on such other date as Buyer and Seller may mutually agree (the “Closing Date”).

Section 2.02 Closing Deliverables.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall deliver to Buyer the following:

(i) such bills of sale, assignments and such other instruments of transfer as shall transfer to Buyer full title to the Purchased Assets free and clear of all Encumbrances, in form and substance mutually acceptable to the parties hereto;

(ii) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller and any certificate required by Section 1446 of the Code;

(iii) the Tax Clearance Certificates and evidence, satisfactory to Buyer, of any required notifications described in Section 5.05(f);

(iv) a certificate, dated as of the Closing Date and executed on behalf of Seller by its Chief Executive Officer, to the effect that each of the conditions set forth in Sections 6.01(a), 6.01(b) and 6.01(c) has been satisfied;

(v) a certificate of an officer of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (B) the resolutions of the holders of the requisite voting power of the capital stock of Seller, duly adopted and in effect, which authorize the transactions contemplated hereby, and (C) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(vi) a written consent and release agreement, in substantially the form and substance of Exhibit A attached here to, from Acreage Holdings, Inc. (the “Lender Consent and Release Agreement”);

(vii) written consent from the City of Framingham to the assignment of the HCA or other evidence showing an HCA between the City of Framingham and Buyer and all other approvals or consents required to operate the License, in each case in form and substance acceptable to Buyer;

(viii) the Lease, as approved by Buyer in accordance with Section 5.02(d)(ii), which Lease authorizes assignment to Buyer, and assignment of said Lease to Buyer on forms acceptable to Buyer;

(ix) an accredited investor questionnaire substantially in the form attached hereto as Exhibit B (the “Accredited Investor Questionnaire”); and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(i) the Share Consideration; and

(ii) the instruments described in Section 2.02(a)(i) duly executed by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the Agreement Date and as of the Closing Date. Each individual section in the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”) which identifies a section or subsection of this Article III contains exceptions to such identified section or subsection contained in this Article. Each section of the Disclosure Schedule will be deemed to incorporate by reference information disclosed in any other section of the Disclosure Schedule only to the extent that the relevance of such disclosure to any such other section is reasonably apparent from the terms of such disclosure. For purposes of this Article III, “Seller’s Knowledge,” “Knowledge of Seller” and any similar phrases shall mean the actual knowledge of either Geoffrey Rose (the “CEO”) after due inquiry.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Seller has full corporate power and authority to enter into this Agreement and the documents required hereunder to be executed and delivered by Seller (this Agreement collectively with such other documents, the “Seller Documents”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. The Seller Documents have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) the Seller Documents constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. Except as set forth on Section 3.02 of the Disclosure Schedule, the execution, delivery and performance by Seller of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of incorporation or by-laws of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c)

conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrances on the Purchased Assets. Except as set forth on Section 3.02 of the Disclosure Schedule, no consent, approval, waiver or authorization is required to be obtained by Seller from any Person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of the Seller Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.03 Title to Purchased Assets. Except as set forth on Section 3.03 of the Disclosure Schedule, Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances and has the right, power and authority to transfer all Purchased Assets to Buyer in accordance with this Agreement.

Section 3.04 Assigned Contracts. Section 3.04 of the Disclosure Schedule lists each Assigned Contract and includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been provided to Buyer. There are no disputes pending or, to Seller’s Knowledge, threatened under any Assigned Contract.

Section 3.05 Permits. Section 3.05 of the Disclosure Schedule lists all permits, licenses, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). Except as disclosed on Section 3.05 of the Disclosure Schedule, the Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit. All information contained in Seller’s Application (as hereinafter defined) and any and all other information that Seller has delivered or communicated to the CCC relating to Seller, was true and accurate in all respects as of the date on which Seller submitted such information to the CCC, is accurate in all respects as of the date of this Agreement, and will be accurate in all respects as of the Closing Date.

Section 3.06 Compliance with Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to it, its Business and to ownership, use, commercialization and sale, as applicable, of the Purchased Assets, with the exception of federal laws criminalizing the sale, distribution, and possession of cannabis. Seller specifically represents and warrants to Buyer that, to Seller’s Knowledge, no financial, contractual or control relationship with Acreage Holdings, Inc. or its subsidiaries or Affiliates is the subject of any ongoing investigation, Request for Information, or any other inquiry by the CCC.

Section 3.07 Legal Proceedings. There is no Action of any nature pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.08 Taxes.

(a) Except as set forth on Section 3.08 of the Disclosure Schedule, Seller has filed on a timely basis all Tax Returns that it was required to file in the manner prescribed by applicable law. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid on a timely basis. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes upon any of the Purchased Assets or any other assets of Seller nor, to Seller’s Knowledge, is any governmental authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets or any other assets of Seller.

(b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, owner, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All other information reporting and payroll Tax requirements required to be complied with by Seller have been satisfied in all respects.

(c) None of the Purchased Assets: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) directly or indirectly secures any debt, the interest on which is Tax exempt under Section 103(a) of the Code; (iv) is “limited use property” within the meaning of Rev. Proc. 76-30 or 2001-28, (v) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(9) of the Internal Revenue Code of 1954; (vi) is subject to Section 168(g)(1)(A) of the Code, (vii) is subject to a lease under Section 7701(h) of the Code or under any predecessor section, or (viii) is subject to any provision of Tax law comparable to any of the provisions listed above.

(d) Seller is not, and Seller has never been, a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. Seller has complied with all documentation requirements under applicable Tax rules relating to transfer pricing matters.

(e) Seller has not received written notice from any governmental authority of (i) any pending or threatened Tax audit, suit, litigation, proceeding, assessment, dispute, claim or other Action, or (ii) any Tax deficiency, in the case of each of clauses (i) and (ii), relating to the Business or any of the Purchased Assets, which audit, proceeding, dispute, claim or deficiency has not been finally resolved.

(f) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(g) Seller has not made any payments, is not obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(h) Seller is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement. Seller has never been a member of an affiliated group filing a consolidated federal income Tax Return or a unitary Tax Return and does not have any Tax Liability for any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Tax saw. Seller does not have any actual or potential liability for any Tax obligation of any taxpayer (other than Seller).

(i) Buyer will not be required to include any item of income in taxable income for the taxable period or portion thereof ending after the Closing Date as a result of a prepaid amount received by Seller on or before the Closing Date.

(j) No private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been requested, entered into or issued by any governmental authority with respect to the Business or any of the Purchased Assets.

(k) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Seller is not, nor has been, a party to, or a promoter of, (i) a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or (ii) a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 3.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.10 Capitalization. Section 3.10 of the Disclosure Schedule contains a list of all holders of capital stock of Seller and options, warrants or rights to purchase such capital stock, that will be outstanding immediately before the Closing, in each case including the number of shares of capital stock held by, or subject to purchase pursuant to the exercise of any option, warrant or right held by, each such holder.

Section 3.11 Investor Representations.

(a) Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and is resident in the United States or otherwise a “U.S. Person”, as defined in Regulation S under the Securities Act.

(b) Seller has been given access to material and relevant information concerning Buyer and Buyer Parent thereby enabling Seller to make an informed investment decision concerning Seller’s investment in the Buyer Shares. Seller has had an opportunity to ask questions of and receive answers from representatives of Buyer and Buyer Parent concerning the investment in the Buyer Shares. Seller acknowledges that it has conducted its own (and relied solely on its own) independent due diligence investigation with respect to Buyer, Buyer Parent, the Buyer Shares constituting the Share Consideration (and the valuation thereof), and any other matter which Seller believes to be material to its decision to invest in Buyer Parent, and Seller has been given access to and the opportunity to examine data and information relating to Buyer and Buyer Parent. Seller is not relying upon any oral or written representations or assurances from Buyer, Buyer Parent or any other Person or any representative of Buyer or Buyer Parent or any other Person other than those that are set forth in or described and referred to in this Agreement. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in the Buyer Shares constituting the Share Consideration, evaluating the value ascribed to the Buyer Shares constituting the Share Consideration and is able, without impairing Seller’s financial condition, to hold such securities for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of such investment.

(c) Seller acknowledges that an investment in Buyer Parent is speculative and involves a high degree of risk, and that Buyer Parent’s future prospects are uncertain.

(d) SELLER ACKNOWLEDGES AND AGREES THAT NEITHER BUYER NOR ANY PERSON ACTING ON SUCH PERSON’S BEHALF HAS MADE ANY REPRESENTATION REGARDING BUYER’S PROJECTIONS, AND SELLER UNDERSTANDS AND ACKNOWLEDGES THAT BUYER EXPRESSLY DISCLAIM ANY SUCH REPRESENTATIONS.

(e) Seller understands and acknowledges that the Buyer Shares issued pursuant to this Agreement have not been, or will not be, registered under the Securities Act, or under any state securities laws, and no registration statement or prospectus in respect thereof will be prepared or filed under the Securities Act or applicable securities laws, and that the Buyer Shares are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, thus the Buyer Shares are “restricted securities,” as such term is defined in Rule 144 under the Securities Act, and will be subject to restrictions on resale under such laws and as set forth in the restrictive legends set forth below. As a condition of receiving Buyer Shares at Closing, Seller shall be required to deliver a statement as to its status as an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, together with any supporting information as reasonably requested by Buyer and Buyer Parent that upon the original issuance of the Buyer Shares, and until such time as the same is no longer required under the applicable requirements of the Securities Act or applicable securities laws, the certificates representing the Buyer Shares, and all securities issued in exchange therefor or in substitution thereof, will bear legends in substantially the following form:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.”

Seller covenants that the Buyer Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Buyer Shares other than pursuant to an effective Registration Statement or to Buyer or Buyer Parent, Buyer Parent may require the transferor to provide to Buyer Parent an opinion of counsel selected by Seller, the form and substance of which opinion shall be reasonably satisfactory to Buyer Parent, to the effect that such transfer does not require registration under the Securities Act.

(f) Seller consents to Buyer Parent making a notation on its respective records or giving instructions to any transfer agent of the Buyer Shares in order to implement the restrictions on transfer set forth and described herein.

(g) Seller is not acquiring the Buyer Shares as a result of any advertisement, article, notice or other communication regarding such shares published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or, to Seller’s knowledge, any other general solicitation or general advertisement.

(h) Seller’s offices in which its investment decision with respect to the Buyer Shares was made are located within the city and state of the Seller’s address for notices hereunder set forth in Section 9.02.

(i) Seller is acquiring the Buyer Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and Seller does not have a present arrangement to effect any distribution of the Buyer Shares to or through any person or entity; provided, however, that by making the representations herein, Seller does not agree to hold any of the Buyer Shares for any minimum or other specific term and reserves the right to dispose of such shares at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act.

(j) Seller hereunder understands that the Buyer Shares are being issued pursuant to an exemption from the prospectus requirements of the securities laws in Canada. Seller acknowledges that Buyer Parent and Buyer will rely on Seller’s representations, warranties and certifications set forth below for purposes of confirming the availability of any exemption from such prospectus requirements. Seller has not received a document purporting to describe the business and affairs of Buyer or Buyer Parent that has been prepared primarily for delivery to and review by prospective investors so as to assist those investors to make an investment decision in respect of Buyer Parent under the terms of this Agreement. Seller acknowledges that it is eligible to acquire the Buyer Shares pursuant to the exemption from the prospectus requirements of Canadian securities laws found in s. 2.3 of Ontario Securities Commission Rule 72-503 – Distributions Outside Canada and Seller represents and warrants to Buyer Parent and Buyer that Seller is not a resident of a jurisdiction of Canada on the date hereof and will not be a resident of a jurisdiction of Canada on the date on which the Buyer Shares are issued and delivered to Seller in accordance with the terms of this Agreement. Seller understands the risks involved in an investment in the Buyer Shares pursuant to the transactions contemplated by this Agreement. Seller further represents that Seller has had an opportunity to ask questions and receive answers from Buyer Parent regarding the Buyer Shares and the business, properties, prospects, and financial condition of Buyer Parent and Buyer, and to obtain such additional information (to the extent Buyer Parent or Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to assist Seller in verifying the accuracy of any information furnished to Seller or to which Seller had access.

(k) Seller acknowledges that (i) it has been provided with the opportunity to consult its own legal advisors with respect to the Buyer Shares issuable to Seller pursuant to this Agreement and with respect to the existence of resale restrictions imposed by applicable securities laws; (ii) no representation has been made respecting the applicable holding periods imposed by the securities laws or other resale restrictions applicable to the Buyer Shares which restrict the ability of Seller to resell such securities; (iii) Seller is solely responsible to find out what these restrictions are; (iv) Seller is solely responsible (and Buyer Parent is not in any way responsible) for compliance with applicable resale restrictions; and (v) Seller is aware that Seller may not be able to resell the Buyer Shares, except in accordance with limited exemptions under the securities laws. Seller will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities laws to permit the issuance of the Buyer Shares on the terms set forth herein and, if required by applicable securities laws, will execute, deliver and file or assist Buyer and Buyer Parent in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Buyer Shares as may be required by any applicable securities laws, securities regulator, stock exchange or other regulatory authority, which includes, without limitation, determining the eligibility of Seller to acquire the Buyer Shares under applicable securities laws, preparing and registering certificates (if any) representing the Buyer Shares and completing regulatory filings required by the applicable securities commissions. Accordingly, Seller consents to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

Section 3.12 Full Disclosure. Neither this Agreement nor any written statement, report or other document furnished or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Agreement Date and as of the Closing Date. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of any officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a duly organized and validly existing corporation in good standing under the laws of The Commonwealth of Massachusetts. Buyer has full corporate power and authority to enter into this Agreement and the documents required hereunder to be executed and delivered by Buyer (this Agreement, together with such documents, collectively, the “Buyer Documents”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. The Buyer Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the counterparties thereto) the Buyer Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of the Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of the Buyer Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Buyer Shares; Capitalization. The authorized capital of Buyer Parent is disclosed in Buyer Parent’s public disclosure documents, as filed on the SEDAR website at www.sedar.com, by Buyer Parent pursuant to Canadian securities laws or on the U.S. Securities and Exchange EDGAR website pursuant to the United States securities laws since September 21, 2018 (the “Public Disclosure Documents”). All of the Buyer Shares issued and outstanding have been duly authorized, are validly issued and outstanding and are fully paid and nonassessable. All securities of Buyer Parent have been issued in accordance with the provisions of all applicable Canadian securities laws or other applicable laws.

Section 4.05 Public Filings. Buyer Parent has timely filed all of the Public Disclosure Documents required to be filed by it under the Canadian securities laws and will at the Closing have filed all of the Public Disclosure Documents required to be filed by it under the Canadian securities laws and under United States securities laws in connection with the transactions contemplated by this Agreement. The Public Disclosure Documents do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which and at the time they were made, not misleading. All of the Public Disclosure Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Canadian securities laws and United States securities laws. There is no material fact concerning Buyer required to be disclosed under Canadian securities laws which has not been disclosed in the Public Disclosure Documents filed on or before the date hereof.

Section 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Seller.

(a) Conduct of Seller’s Business. From the Agreement Date until the Closing or the termination of this Agreement in accordance with its terms, except as disclosed in Section 5.01(a) of the Disclosure Schedule, or as required by applicable law or by the terms of this Agreement (including in order to satisfy any condition set forth in Section 6.01), with respect to the Purchased Assets, Seller shall (i) take all steps necessary to maintain, preserve, defend, protect, and when necessary, renew, the Application, the License when issued, and any other permits, approvals, licenses, or consents required to operate the License held by Seller, (ii) pay any debts, Taxes and other obligations when due, (iii) comply in all material respects with all applicable federal, state and local laws and regulations applicable to the Purchased Assets (with the exception of federal laws criminalizing the sale, distribution, and possession of cannabis), and (iv) undertake commercially reasonable efforts to maintain relationships of Seller with third parties. Without limiting the generality of the foregoing, from the Agreement Date until the Closing, except as required by applicable law or by the terms of this Agreement (including in order to satisfy any condition set forth in Section 6.01), or with the prior written consent of Buyer, Seller will not:

(i) adopt a plan or agreement of complete or partial liquidation or dissolution;

(ii) effect, whether by merger, stock sale, asset sale or other transaction, any transaction or series of transactions resulting in a change of control of Seller or the sale of all or substantially all assets of Seller that could reasonably be expected to prevent or materially impair or materially delay the ability of Buyer Parent to prepare and file a Registration Statement pursuant to Section 5.06;

(iii) sell, lease, license or otherwise dispose of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) related to the Purchased Assets, except pursuant to existing contracts or commitments;

(iv) enter into or terminate any material contract related to the Purchased Assets, except as required by applicable law;

(v) create or otherwise incur any new Encumbrance on any Purchased Asset not otherwise set forth on Section 3.03 of the Disclosure Schedule;

(vi) make or incur any capital expenditure, commitment for capital expenditures, or obligations or liabilities therefor related to the Purchased Assets;

(vii) make any loans, advances, or capital contributions to, or investments in, any other Person related to the Purchased Assets;

(viii) incur, assume or guarantee any new indebtedness related to the Purchased Assets

(ix) cancel, settle or waive any claims, rights or remedies of Seller related to the Purchased Assets, except under any Seller Document; or

(x) agree or commit to do any of the foregoing.

(b) Access to Information. From the Agreement Date until the Closing, following reasonable notice and to the extent related to the Purchased Assets, Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Seller, (ii) furnish to Buyer, and its counsel, financial advisors, auditors and other authorized representatives, such financial, Tax and operating data and other information relating to Seller as such persons may reasonably request and (iii) instruct relevant employees, consultants, counsel, financial advisors and auditors of Seller to cooperate with Buyer as it may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours and in such a manner as not unreasonably to interfere with the normal operations of Seller. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall not be required to disclose to Buyer or its counsel, financial advisors, auditors and other authorized representatives any information that does not relate to the Purchased Assets or if doing so would violate any contract or applicable law to which Seller is a party or is subject or which would result in the loss of any attorney-client privilege applicable to such information.

(c) Exclusivity. From the Agreement Date until the earlier of the Closing and any termination of this Agreement, Seller will not (and Seller will cause its board of directors, officers and advisors not to) directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any third party (other than Buyer and its designees) relating to the acquisition of the Purchased Assets or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party (other than Buyer and its designees) to do or seek any of the foregoing, including the taking of any action relating thereto (or in response to any unsolicited offer or proposal in respect thereof) without the prior written consent of

Buyer (which consent may be granted, withheld or conditioned in the sole discretion of Buyer) that could reasonably be expected to prevent, impair, delay or otherwise adversely affect the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 5.02 Covenants of the Parties.

(a) Public Announcements. Except as otherwise required by law, any press release or other public disclosure of this Agreement or the transactions contemplated hereby will be developed by Buyer, subject to review by Seller. Unless otherwise required by applicable law or with the prior written consent of Buyer, Seller shall not make any public announcements regarding this Agreement or the transactions contemplated hereby.

(c) Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising under any bulk sales, bulk transfer or similar laws of any jurisdiction shall be treated as Excluded Liabilities. For avoidance of doubt, this waiver does not apply with respect to any laws or requirements relating to Taxes.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred, imposed or assessed in connection with the transactions contemplated by this Agreement and the documents to be delivered hereunder (“Transfer Taxes”) shall be borne and paid by Seller when due. Seller shall timely pay any Transfer Taxes and, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and Seller shall cooperate with respect thereto as necessary).

(d) Filings; Consents.

(i) Buyer and Seller will: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by them under applicable laws with respect to this Agreement and the transactions contemplated under this Agreement; and (ii) use commercially reasonable efforts to cause to be taken on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement, including the obtaining of all necessary consents, approvals or waivers from third parties. Each party will reasonably cooperate in efforts to obtain such consents, waivers and approvals.

(ii) Promptly following the execution of this Agreement, Buyer and Seller shall cooperate, pursuant to and in accordance with Buyer’s lawful instructions, to:

(A) instruct the CCC to reopen Seller’s marijuana retailer license application (the “Application”) pending before the CCC to amend the Application to make all disclosures necessary to reflect the transactions contemplated by this Agreement, including, but not limited to, listing Buyer as the sole “owner” and Buyer’s representative as the sole “persons with direct or indirect control” as those terms are defined by 935 CMR 500;

(B) provide all information requested by or required to be submitted to the CCC or other governmental authority in connection with the amendment of the Application, this Agreement or any of the other transactions contemplated by this Agreement;

(C) take, and cause its Affiliates to take, all other actions and steps necessary to obtain any clearance or approval required to be obtained from the CCC or other governmental authority in connection with the transactions contemplated by this Agreement;

(D) request from the City of Framingham all required consents for the assignment of the HCA and any other permits, approvals, licenses, or consents required to operate the License;

(E) provide all information requested by or required to be submitted to the City of Framingham in connection with the assignment of the HCA, this Agreement or any of the other transactions contemplated by this Agreement;

(F) take, and cause its Affiliates to take, all other actions and steps necessary to obtain any clearance or approval required to be obtained from the City of Framingham in connection with the transactions contemplated by this Agreement;

(G) negotiate the Lease;

(H) cause all drafts of the Lease to be reviewed and approved by Buyer prior to Seller’s execution; and

(I) incorporate all revisions requested by Buyer into drafts of the Lease, at Buyer’s expense, for transmittal to the owner of the Premises. The Lease shall contain a provision for assignment to Buyer, which assignment shall be delivered to Buyer prior to Closing on forms acceptable to Buyer. Seller shall not execute the Lease or any other agreement related to the Premises without the written consent of Buyer.

(iii) Buyer and Seller shall: (A) give the other party prompt notice of the commencement or threat of any investigation, action or legal proceeding by or before any governmental authority with respect to this Agreement or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such investigation, action or legal proceeding, and (C) promptly inform the other party of any communication to or from any governmental authority regarding this Agreement or any of the other transactions contemplated by this Agreement.

(e) Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.03 Employees. Buyer shall have no obligation hereunder to employ any of Seller’s employees. Buyer shall not be responsible for any compensation, including vacation pay, payable by Seller to any current or past employee of Seller, in connection with the services provided by any such employee to Seller.

Section 5.04 Non-Competition; Non-Solicitation.

(a) The Restricted Beneficial Owner hereby agrees that, during the Restricted Period, he shall not, and shall not permit any of his respective Affiliates, to:

(i) engage directly or indirectly in Competition in any Restricted Territory; provided, however, that the Restricted Beneficial Owner may, without violating this Section 5.04(a)(i), be employed by a Person that engages in Competition in a Restricted Territory so long as the Restricted Beneficial Owner’s employment, duties and responsibilities are not substantially similar to or directly relate to the Business; or

(ii) become an officer, director, stockholder, sole proprietor, owner, partner, member, or investor in, or otherwise acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory; provided, however, that the Restricted Beneficial Owner may, without violating this Section 5.04(a)(ii), own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States or in a foreign jurisdiction, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Restricted Beneficial Owner and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Restricted Beneficial Owner’s Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither the Restricted Beneficial Owner nor any Affiliate of the Restricted Beneficial Owner is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

(b) During the Restricted Period, Seller and the Restricted Beneficial Owner shall not, and shall not permit any of its or his respective Affiliates to: (i) solicit, induce or attempt to induce any Person who, within the 365-day period ending on the Closing Date, was a customer, supplier, licensee, consultant or other business associate of Seller (A) to cease doing business with Buyer, or (B) to diminish or materially alter, in a manner harmful to any relationship with Buyer; or (ii) assist any other Person to engage in the activities prohibited by clause (i) of this sentence.

(c) Seller and the Restricted Beneficial Owner agrees that, during the Restricted Period, Seller and the Restricted Beneficial Owner shall not, and shall not permit any of its or his respective Affiliates to: (i) solicit, induce or attempt to induce any employee (A) to leave his or her employment with Buyer, or (B) to diminish or materially alter, in a manner harmful to Buyer, said employee’s relationship with Buyer; or (ii) assist any other Person to engage in the activities prohibited by clause (i) of this sentence.

(d) Following the Closing Date and until the date that Seller is liquidated and dissolved, except in relation to its rights and obligations under this Agreement and its administration of any Excluded Assets and of any liabilities and obligations other than Assumed Liabilities, Seller shall not, directly or indirectly, participate, as owner, stockholder, member, manager, agent, representative, employee, consultant, contractor or otherwise, in any business, firm or corporation in the Restricted Territory which operates any business, or markets, sells, licenses or otherwise provides any products or services, similar to or directly competitive with, the Business.

(e) For the purposes of this Section 5.04, the covenants contained in this Section 5.04 shall be construed as if each covenant is divided into separate and distinct covenants with respect to each capacity in which Seller and the Restricted Beneficial Owner is prohibited from competing and each part of the Restricted Territory. Each such covenant shall constitute separate and several covenants distinct from all other such covenants. In addition, in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Restricted Territory, such covenant or provision shall not be affected with respect to any and all other parts of the Restricted Territory, and each of the parties to this Agreement agrees and submits to the reduction of said territorial restriction to such an area as said court shall deem reasonable. Similarly, in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to the Restricted Period, each of the parties hereto agrees and submits to the shortest reduction of the Restricted Period to such a time period as said court shall deem reasonable.

(f) Each party to this Agreement acknowledges that: (i) Seller and the Restricted Beneficial Owner is deriving substantial economic benefit from the sale of the Purchased Assets; (ii) the covenants and the restrictions contained in this Agreement are necessary, fundamental and required for the protection of Buyer’s interest in the Purchased Assets; (iii) such covenants relate to matters which are of a special, unique and extraordinary character that gives each of such covenants a special, unique and extraordinary value; (iv) the Restricted Beneficial Owner is entering into this Agreement solely in connection with the sale of the Purchased Assets and not in connection with any contemplated employment with Buyer or its Affiliates; and (v) a breach of any of such covenants or any other provision of this Agreement will result in irreparable harm and damage to Buyer that cannot be adequately compensated solely by a monetary award. Accordingly, it is expressly agreed that, in addition to all other remedies available at law or in equity (including, without limitation, money damages from the Restricted Beneficial Owner), Buyer shall be entitled to seek the remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin Seller and the Restricted Beneficial Owner from breaching any such covenant or provision or to specifically enforce the provisions hereof.

(g) From and at all times following the Closing, Seller and the Restricted Beneficial Owner shall, and shall cause their respective Affiliates and representatives to: (i) hold in confidence any and all Confidential Information (as defined below) whether written or oral, (ii) not disclose any Confidential Information to any Person whatsoever, other than to Buyer or any of its Affiliates or their respective representatives, or (iii) sell or use any Confidential Information in any manner whatsoever for the direct or indirect benefit of any Person other than Buyer or its Affiliates. If any Person restricted by this Section 5.04(g) is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of applicable law, Seller shall promptly notify Buyer in writing, and shall cause the applicable party to disclose only that portion of such information which it is advised by its counsel in writing is legally required to be disclosed, provided that Seller or the Restricted Beneficial Owner, as applicable, shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(h) For purposes of this Agreement:

(i) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(ii) “Confidential Information” means the confidential business information of each of Seller, the Business or Buyer or its business, whether or not marked as such, including any business plans, technology, plans, blueprints, drawings, models, designs, templates, processes, formulae, computer programs, customer lists, supplier lists, pricing data, financial data, trade secrets, operations manuals, standard operating procedures, or other information identified or otherwise treated as confidential business information, including the terms and existence of this Agreement and the related transaction documents and the consummation of the transactions contemplated by this Agreement and the related transaction documents.

(iii) A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s Affiliates is engaged directly or indirectly in a business that is substantially similar to the Business, including, but not limited to, designing, developing, distributing, marketing or selling products or services that are substantially the same as, are functionally similar to or compete with any of the products or services within the Business.

(iv) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity or governmental entity (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

(v) “Restricted Beneficial Owner” means the CEO.

(vi) “Restricted Period” means, with respect to the Restricted Beneficial Owner, the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date.

(vii) “Restricted Territory” means within a 35-mile radius around Framingham, MA.

Section 5.05 Tax Matters.

(a) Seller shall pay (or cause to be paid), promptly and when due, any and all Taxes that shall become due or shall have accrued on account of the operation and conduct of the Business or the ownership and operation of the Purchased Assets before the Closing, Taxes arising from income or gains realized by Seller resulting from any of the transactions contemplated by this Agreement and any Transfer Taxes.

(b) In the case of Straddle Period Taxes, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be deemed equal to the amount of such Straddle Period Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on, and including, the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period (any remaining Straddle Period Taxes for such Straddle Period shall be allocable to the period beginning after the Closing Date). Seller shall be responsible for and shall pay all Straddle Period Taxes attributable to the Pre-Closing Tax Period and Seller shall promptly reimburse Buyer for any such Straddle Period Taxes paid by Buyer.

(c) Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes for taxable periods ending on or before the Closing Date or Straddle Periods, including by retaining, maintaining and making available to each other all records to the extent reasonably necessary in connection with Taxes and making employees reasonably available on a mutually convenient basis to provide additional information or explanation or to testify at proceedings relating to Taxes.

(d) After the Closing, Buyer and Seller shall promptly notify the other party in writing upon receipt of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes with respect to Losses for which Seller could be liable pursuant to this Agreement (each, a “Tax Claim”); provided, however, that Buyer’s delay or failure to so notify Seller shall only relieve Seller of its obligations to the extent, if at all, that they are materially prejudiced by reason of such delay or failure.

(e) Buyer will control, without affecting its or any other Indemnified Party’s rights to indemnification under this Agreement, the defense of all Tax Claims; provided, however, that Seller and its counsel (at their sole expense) may participate in (but not control the conduct of) the defense of any such Tax Claim.

(f) Seller shall notify all of the Tax authorities and/or request Tax clearance certificates, in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns with respect to the transactions contemplated by this Agreement in the form and manner required or permitted by such Tax authorities, if the failure to make such notifications or receive any available Tax clearance certificate (a “Tax Clearance Certificate”) could reasonably be expected to subject Buyer to any Taxes of Seller. If any governmental authority asserts that Seller is liable for any such Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

(g) If there is any inconsistency between a provision of this Section 5.04(h)(vii) and a provision of the remainder of this Agreement with respect to Tax matters, the provisions of this Section 5.04(h)(vii) shall prevail.

(h) For purposes of this Agreement:

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(ii) “Pre-Closing Tax Period” means the portion of any Straddle Period ending on, and including, the Closing Date.

(iii) “Straddle Period” means any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.

(iv) “Straddle Period Taxes” means any real property, personal property and similar Taxes levied with respect to the Purchased Assets or the Business attributable to a Straddle Period.

(v) “Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. income, gross receipts, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, escheat, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charge, fee, levy or other assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(vi) “Tax Return” means (a) any return, declaration, report, claim for refund, form and information return or statement and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document, filed or required to be filed with any governmental authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any Tax or the administration of the Laws relating to any Tax and (b) TD F 90-22.1 (and its successor form, FinCEN Form 114).

Section 5.06 Registration Rights.

(a) Registration Statement.

(i) As promptly as possible after the Closing, Buyer Parent shall prepare and file with the SEC a Registration Statement covering the resale of all Registrable Shares issued at Closing.

(ii) Buyer Parent shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof and shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) such time as all Registrable Shares covered by such Registration Statement have been sold or (ii) the date that all Registrable Shares covered by such Registration Statement may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144 without the requirement for Buyer Parent to be in compliance with the current public information requirement of Rule 144 as determined by counsel to Buyer Parent pursuant to a written opinion letter to such effect, addressed, delivered and acceptable to Buyer Parent’s transfer agent (the “Effectiveness Period”).

(iii) Buyer Parent shall notify Seller in writing promptly (and in any event within one Trading Day) after receiving notification from the SEC that the Registration Statement has been declared effective.

(iv) Notwithstanding anything in this Agreement to the contrary, Buyer Parent may, by prompt written notice to Seller, suspend sales under a Registration Statement after the Effective Date thereof and/or require that Seller immediately cease the sale of Registrable Shares pursuant thereto and/or defer the filing of any subsequent Registration Statement if Buyer Parent’s Board of Directors determines in good faith, that (A) it would be materially detrimental to Buyer Parent to maintain a Registration Statement at such time or (B) it is in the best interests of Buyer Parent to suspend sales under such registration at such time. Upon receipt of such notice, Seller shall immediately discontinue any sales of Registrable Shares pursuant to such registration until Seller is advised in writing by Buyer Parent that the current Prospectus or amended Prospectus, as applicable, may be used. In no event, however, shall this right be exercised to suspend sales beyond the period during which (in the good faith determination of Buyer Parent’s Board of Directors) the failure to require such suspension would be materially detrimental to Buyer Parent. Immediately after the end of any suspension period under this Section 5.06(d), Buyer Parent shall take all necessary actions (including filing any required supplemental prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of Seller to publicly resell its Registrable Shares pursuant to such effective Registration Statement.

(v) If at any time the SEC takes the position that the offering of some or all of the Registrable Shares in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires Seller to be named as an “underwriter,” Buyer Parent shall use its commercially reasonable efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that Seller is not an “underwriter.” In the event that the SEC refuses to alter its position, Buyer Parent shall (i) remove from the Registration Statement such portion of the Registrable Shares (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Shares as the SEC may require to assure Buyer Parent’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that Buyer Parent shall not agree to name Seller as an “underwriter” in such Registration Statement without the prior written consent of Seller. From and after the date Buyer Parent is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions applicable to such Cut

Back Shares, all of the provisions of this Section 5.06 (including Buyer Parent’s obligations with respect to the filing of a Registration Statement and its obligations to use commercially reasonable efforts to have such Registration Statement declared effective within the time periods set forth herein) shall again be applicable to such Cut Back Shares.

(b) Registration Procedures. In connection with Buyer Parent’s registration obligations hereunder, Buyer Parent shall:

(i) (1) Subject to Section 5.06(a)(iv), prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective, as to the applicable Registrable Shares for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Shares; (2) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (3) respond as promptly as reasonably possible to any comments received from the SEC with respect to each Registration Statement or any amendment thereto; and (4) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Shares covered by a Registration Statement during the applicable period in accordance with the intended methods of disposition by Seller thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(ii) Use its commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (1) any order suspending the effectiveness of any Registration Statement, or (2) any suspension of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as soon as possible.

(c) Registration Expenses. Buyer Parent shall pay all fees and expenses incident to the performance of or compliance with Section 5.06 of this Agreement by Buyer Parent, including without limitation (i) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, any Trading Market and in connection with applicable state securities or Blue Sky laws, (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for Buyer Parent, (v) fees and expenses of all other Persons retained by Buyer Parent in connection with the consummation of the transactions contemplated by this Section 5.06, (vi) all fees and expenses of Buyer Parent’s transfer agent and (vii) all listing fees to be paid by Buyer Parent to the Trading Market.

(d) Information; Dispositions.

(i) Seller shall provide Buyer Parent with any information reasonably required from Seller in connection with any Registration Statement hereunder. Seller shall furnish to Buyer Parent such information regarding itself, the Registrable Shares held by it and the intended method of disposition of the Registrable Shares held by it as shall be reasonably required to effect the registration of such Registrable Shares and shall execute such documents in connection with such registration as Buyer Parent may reasonably request. Seller agrees to cooperate with Buyer Parent as reasonably requested by Buyer Parent in connection with the preparation and filing of any Registration Statement hereunder.

(ii) Seller agrees that it will comply with the prospectus delivery requirements of the Securities Act (or any exemptions thereto) as applicable to it in connection with sales of Registrable Shares pursuant to the applicable Registration Statement and shall sell its Registrable Shares in accordance with the Plan of Distribution set forth in the applicable Prospectus. Seller further agrees that, upon receipt of a notice from Buyer Parent of the occurrence of a Suspension Event, such Seller will discontinue disposition of such Registrable Shares under the applicable Registration Statement until such Seller is advised in writing by Buyer Parent that the use of the applicable Prospectus, or amended Prospectus, as applicable, may be resumed. Buyer Parent may provide appropriate stop orders to enforce the provisions of this paragraph. Seller agrees that the removal of the restrictive legend from certificates representing Registrable Shares as set forth in Section 3.11(e) is predicated upon Buyer Parent’s reliance that Seller will comply with the provisions of this Section 5.06. Both Buyer Parent and its transfer agent, and their respective directors, officers, employees and agents, may rely on this subsection.

(e) For purposes of this Section 5.06:

(i) “Effective Date” means the date that the applicable Registration Statement is first declared effective by the SEC.

(ii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(iii) “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(iv) “Registration Statement” means each registration statement required to be filed under Section 5.06, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(v) “Rule 144,” “Rule 415,” and “Rule 424” means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the SEC pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

(vi) “SEC” means the United States Securities and Exchange Commission.

(vii) “Suspension Event” means the occurrence of any of the following: (A) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any proceedings for that purpose; (B) Buyer Parent receives notice of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction, or the initiation or threat of any proceeding for such purpose; or (C) the financial statements included in any Registration Statement become ineligible for inclusion therein or any Registration Statement or Prospectus or other document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(viii) “Trading Day” means (A) a day on which the Subordinate Voting Shares of Buyer Parent are traded on a Trading Market (other than the OTC Bulletin Board), or (B) if the Subordinate Voting Shares are not listed or quoted on a Trading Market (other than the OTC Bulletin Board), a day on which the Subordinate Voting Shares of Buyer Parent are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (C) if the Subordinate Voting Shares of Buyer Parent are not listed or quoted on any Trading Market, a day on which the Subordinate Voting Shares of Buyer Parent are quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Subordinate Voting Shares of Buyer Parent are not listed or quoted as set forth in (A), (B) and (C) hereof, then Trading Day shall mean a Business Day.

(ix) “Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which Buyer Parent’s Subordinate Voting Shares are listed or quoted for trading on the date in question.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

Section 6.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or before the Closing, of each of the following conditions:

(a) All of the representations and warranties of Seller contained herein shall be true and correct on the Agreement Date and on and as of the Closing Date;

(b) Seller shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date, including without limitation all closing deliverables set forth in Section 2.02;

(c) Receipt by Buyer from the CCC of the License.

(d) Since the Agreement Date, there shall have been no effect, change, circumstance or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations or condition (financial or otherwise) of Seller, taken as a whole;

(e) Seller shall have delivered to Buyer appropriate instruments of transfer, conveyance, sale and assignment in respect of the Purchased Assets, consisting of bills of sale, assignments, confirmation of notices sent to third parties holding any Purchased Assets, and such other good and sufficient instruments of conveyance and transfer (including, without limitation, any consents thereto by third parties necessary to make the same valid and effective, whether under any Assigned Contract or otherwise), in such form and containing such terms and provisions as Buyer may request, as shall be necessary to vest in Buyer all right, title and interest in and to the Purchased Assets free and clear of any and all Encumbrances whatsoever;

(f) Seller shall have delivered to Buyer, in such form and containing such terms and provisions as Buyer may request, all consents, approvals or waivers from the CCC or other governmental authority necessary in order to permit the consummation of the Closing and the transactions contemplated hereunder, including, without limitation, approval by the CCC of the revised Application submitted pursuant to Section 5.02(d) and the License for use at the Premises;

(g) No actions, suits or proceedings shall have been commenced against Buyer or Seller, which would prevent the Closing; no injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby; and no material adverse change in the business, assets, prospects, results of operations or financial condition of Seller shall have occurred;

(h) Buyer’s shall have completed to its complete satisfaction its due diligence investigation of Seller and the Business;

(i) All corporate and other proceedings of Seller in connection with the transactions contemplated at the Closing (including any required authorizing resolutions of the board of directors and stockholders of Seller) shall have been undertaken and copies of the director and stockholder actions adopting such authorizing resolutions shall have been delivered to Buyer;

(j) Buyer shall have received the Tax Clearance Certificates required pursuant to Section 2.02(a)(iii); and

(k) Buyer shall have received from Seller all such other documents and instruments consistent with the purposes of this Agreement as Buyer shall reasonably have requested.

Section 6.02 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or before the Closing, of each of the following conditions:

(a) All of the representations and warranties of Buyer contained herein shall be true and correct on the Agreement Date and on and as of the Closing Date;

(b) Buyer shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including, without limitation, issuance at the Closing of the Share Consideration;

(c) Buyer or Buyer’s Parent shall have filed all documents required to be filed under the Canadian securities laws and under the United States securities laws in connection with the transactions contemplated by this Agreement; and

(d) All corporate and other proceedings of Buyer in connection with the transactions contemplated at the Closing shall have been undertaken.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. All representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that, the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.08 and 3.09 shall survive for sixty (60) days after the expiration of the full period of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). No agreements or covenants contained herein shall survive the Closing other than those agreements and covenants that by their terms or nature contemplate performance after the Closing, which surviving agreements and covenants shall survive indefinitely or for the period explicitly specified therein, if any.

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Seller shall, subject to the limitations set forth in Section 7.06 defend, indemnify and hold harmless Buyer, its Affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, “Losses”, provided that Losses shall not include incidental, special, or punitive damages, except in the case of fraud or intentional misrepresentation or to the extent actually awarded to a governmental authority or other third party), arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any Seller Document;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any Seller Document; or

(c) any Excluded Asset or Excluded Liability.

Section 7.03 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any Buyer Document;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any Buyer Document; or

(c) any Assumed Liability.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim for indemnification hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). This Section 7.04 shall not apply to Tax Claims, the procedures for which are set forth in Section 5.05(e).

Section 7.05 Payments.

(a) All indemnification payments made pursuant to this Article VII (i) if due and payable by Seller, shall be paid by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Buyer; and (ii) if due and payable by Buyer, shall be paid with a number of Buyer Shares equal to such indemnified amount divided by the Closing Buyer Share Price, or by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller.

(b) Notwithstanding the foregoing provisions of Section 7.05(a), for so long as the Holdback Amount is available, all indemnification payments due and payable by Seller shall first be drawn by Buyer from and shall reduce the Holdback Amount by such number of Buyer Shares valued at the Closing Buyer Share Price, rounded down to the nearest whole share, and second, shall be satisfied by claims directly against Seller.

Section 7.06 Certain Limitations. The indemnification rights provided in this Article VII, Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Notwithstanding the foregoing, the Indemnified Parties may not recover any Losses under this Agreement (other than in the case of fraud or intentional misrepresentation) in an aggregate amount in excess of the Purchase Price actually paid hereunder.

(b) An Indemnifying Party shall not be liable to the Indemnified Party for indemnification hereunder until the aggregate amount of all Losses in respect of such indemnification obligation exceeds $15,000, in which event such Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar.

(c) No claim for indemnification under this Article VII shall be brought hereunder for breach of a representation or warranty after the lapse of the applicable period of survival for such representation or warranty set forth in Section 7.01. Notwithstanding the foregoing, if a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties is made by a party asserting a claim for recovery under Article VII, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax and financial reporting purposes, unless otherwise required by law. In the event that such a payment cannot be treated as an adjustment to the Purchase Price, then Seller shall further indemnify Buyer for any Tax cost incurred by Buyer arising from the receipt of such indemnification payments (and the receipt of additional amounts pursuant to this sentence).

Section 7.08 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 7.09 Exclusive Remedies. Subject to Section 5.04 and Section 9.13, the terms and conditions of which provide certain remedies in the event of a breach thereof, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty or covenant set forth herein or in any Seller Document shall be pursuant to the indemnification and setoff provisions set forth in this Article VII, except for in the case of fraud or intentional misrepresentation. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty or covenant set forth herein or in any Seller Document it may have against the other parties and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification and setoff provisions set forth in this Article VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any party’s fraudulent or criminal conduct.

ARTICLE VIII

TERMINATION

Section 8.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by either Seller or Buyer if the transactions contemplated by this Agreement shall not have been consummated on or before April 30, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose breach of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of such transactions to be consummated by such date;

(c) by either Seller or Buyer, if (i) there shall be any applicable law that makes the consummation of the transactions contemplated hereby illegal, or (ii) any order shall have been issued by any governmental authority having competent jurisdiction permanently restraining, enjoining or otherwise prohibiting such transactions, and such order shall have become final and nonappealable;

(d) by Buyer if Buyer is not then in material breach of any provision of this Agreement and either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Seller contained in this Agreement or (ii) Seller has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (1) would reasonably be expected to result in the failure to satisfy a condition to Closing set forth herein and (2) cannot be or has not been cured by the date which is twenty (20) days after Buyer notifies Seller pursuant to Section 9.02 of such breach, inaccuracy or violation; or

(e) by Seller if Seller is not then in material breach of any provision of this Agreement and either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement or (ii) Buyer has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (1) would or would reasonably be expected to result in the failure to satisfy a condition to Closing set forth herein and (2) cannot be or has not been cured by the date which is twenty (20) days after Seller notifies Buyer pursuant to Section 9.02 of such breach, accuracy or violation.

Section 8.02 Notice of Termination. The party desiring to terminate this Agreement pursuant to clauses (b)-(e) above shall give written notice of such termination to the other parties hereto.

Section 8.03 Effect of Termination. Except as expressly set forth below, if this Agreement is terminated pursuant to this Article VIII, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, however, if such termination shall result from the intentional or willful failure of a party to perform a covenant under this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such intentional or willful failure or breach. The provisions of Section 5.04(g), this Section 8.03 and Article IX shall survive any termination hereof pursuant to this Article VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Buyer:          Life Essence, Inc.

56 Canal Street

Holyoke, MA 01040

Attention: General Counsel

Email: Eric.Powers@trulieve.com

with a copy to:     Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Jesse Alderman; Patrick Connolly

Telephone: 617-832-1158; 617-832-1221

Email: jalderman@foleyhoag.com;

pconnolly@foleyhoag.com

If to Seller:         Patient Centric of Martha’s Vineyard Ltd.

PO Box 1323

West Tisbury, MA 02575

Attn: Chief Executive Officer

Email: geoff@pcmvy.com

with a copy to:     The Mensing Group LLC

100 State Street, 9th Floor

Boston, MA 02109

Attn: Blake M. Mensing, Esq.

Email: blake@mensinggroup.com

Section 9.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 9.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction).

Section 9.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of The Commonwealth of Massachusetts in each case located in the City of Boston, Massachusetts, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

LIFE ESSENCE, INC.

By:	/s/ Eric Powers
Name: Eric Powers
Title: Secretary

IN WlTNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first wrinen above by their respective officers thereunto duly authorized.

SELLER:

PATIENT CENTRIC OF MARTHA’S
VINEYARD LTD.

By:	/s/ Geoff Rose
Name: Geoff Rose
Title: Chief Executive Officer